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Exhibit 10.17

Product Sourcing Agreement

by and between

NeoMagic International Corporation,
a Cayman Island company, with offices c/o Caledonian Bank & Trust Ltd., Ground Floor,
Caledonian House, Mary Street, P.O. Box 1043, Georgetown, Grand Cayman, B.W.I.
(hereinafter "NMI")

and

Infineon Technologies AG,
St. Martin-Street 53, 81669 Munich (hereinafter "Infineon")

on financial contributions to Infineon's investment of enlarged capacity

Preamble

    Infineon has developed and markets embedded DRAM Products. NMI is interested in the long-term procurement of supply with approximately 50.000 processed wafers from August 2001 through February 2004. Infineon is willing to make investments, to adapt its process to the specific requirements of NMI and to reserve capacity for NMI. Parties intend to share the risks connected with such investment efforts and for this purpose NMI intends to contribute to the funding of Infineon's investment by way of an irrevocable Standby Letter of Credit with the Bank of America in the name of Infineon in the amount of US $15.000.000 on which Infineon may draw on February, 27, 2004 if NMI has ordered less than 50.000 wafers.

Article 1—Definitions

    1.1 "Processed Wafers" shall mean the customer-specific processed silicon wafers to be jointly developed and qualified by the parties, manufactured by Infineon and sold to NMI under the separate wafer supply agreement. Processed Wafers will be manufactured by Infineon after parties have jointly developed and qualified the Product(s).

    1.2. "Wafer Supply Agreement" shall mean the agreement entered into by the parties on March, 15, 1999 and the General Amendment to the Wafer Supply Agreement to be concluded between the Parties regulating the development and the volume purchase of Processed Wafers.

Article 2—Infineon's Obligation

2.1
Infineon hereby agrees to make investments in her manufacturing site in Dresden to enlarge her capacity of wafer supply.

Article 3—NMI's Obligation

3.1
In consideration of Infineon's investment efforts to adapt its production process to NMI's wish of enlarged supply, NMI agrees to establish an irrevocable Standby Letter of Credit with the Bank of America in the name of Infineon Technologies AG, Munich, in the amount of US $15.000.000 (in words: fifteen million US dollars). Infineon shall be entitled to draw on the account of US $15.000.000 on February 27, 2004.

3.2
The draft of the irrevocable Standby Letter of Credit shall be provided to Infineon before the Agreement becomes effective and Infineon shall give its express consent to the wording of the draft. The irrevocable Standby Letter of Credit containing the same wording shall be delivered to Infineon within two weeks after the effective date of this Agreement or February 2, 2001 whichever is later.

3.3
The amount of the irrevocable Standby Letter of Credit will be reduced quarterly by the Bank of America on both Parties request by US $300 for every Processed Wafer actually delivered to and paid by NMI. The Bank of America may only be entitled to reduce the sum on the irrevocable Standby Letter of Credit if both Parties have given their consent to the reducing sum in writing. Infineon shall be obliged to give her consent to the reduction of US $300 for any Processed Wafer manufactured and delivered to NMI, if she has actually received the payment for the respective Processed Wafer according to her invoice.

3.4
Infineon shall be entitled to draw on the outstanding sum of the irrevocable Standby Letter of Credit, on February 27, 2004. If there is no remaining sum because the amount has by both Parties' mutual consent been reduced to zero beforehand, then Infineon shall not be entitled to claim any payment under the Standby Letter of Credit.

If, for any reason, Infineon may not draw on the outstanding sum of the irrevocable Standby Letter of Credit and thus does not receive payment from the Bank of America hereunder, even though the sum of US $15.000.000 has not by mutual consent been reduced to zero, then NMI shall himself be obliged to pay on his own account the corresponding sum which Infineon would have been entitled to receive from the Bank of America under the irrevocable Standby Letter of Credit. In the event NeoMagic were to pay Infineon directly the outstanding sum, Infineon agrees to legally rescind all requirements and rights associated with the above mentioned Letter of Credit.

Article 4—Additional Obligations

4.1
NMI intends to order 50.000 Processed Wafers at a minimum within the 30 (in words: thirty) months following joint qualification of the process and start of production.

4.2
Infineon hereby agrees to ramp up from 150 Processed Wafers at the start of production in August 2001.

4.3
Infineon agrees to manufacture after the ramp up phase in August 2001 until December 2003 the number of Processed Wafers indicated by NMI's forecast, provided the forecast does not exceed 400 Processed Wafers per week.

4.4
If NMI's forecast exceeds the number of 400 Processed Wafers, NMI may request by giving written notice to Infineon that Infineon increases her capacity within 9 months after such notice up to 800 Processed Wafers per week until December 2003. Infineon will then after the 9 months period be obliged to manufacture the number of Processed Wafers according to NMI's forecasts until December 2003 provided the forecast does not exceed 800 Processed Wafers per week. If NMI's forecast exceeds such number, Infineon will be obliged to accept 800 Processed Wafers per week. With respect to any additional number, Infineon will only apply reasonable efforts to manufacture the number of Processed Wafers indicated by the forecast.

4.5
Parties hereby agree that the selling price for each Processed Wafer for the technologies C9DD1 (0,2µ) and C10DD0 (0,17µ) in the Wafer Supply Agreement shall be as follows:

C9DD1 (0,2µ)	for the calendar year 2001: US $ 3250 per each Processed Wafer for the calendar year 2002: US $ 3200 per each Processed Wafer for the calendar year 2003: US $ 3100 per each Processed Wafer
C10DD0 (0.17µ)	for the calendar year 2002: US $3400/wafer
for the calendar year 2003: US $3300/wafer

Article 5—Confidentiality

  The parties shall use all information, which they receive in connection with this Agreement and which has been marked as confidential, only for the purposes of this Agreement and they shall keep this information confidential to third parties with the same degree of care as they use with respect to their own confidential information. This obligation shall not apply to information, which is or becomes public knowledge or which is provably independently developed or lawfully received from a third party.

Article 6—Limitation of Liability

  Both parties disclaim any and all liability regardless of the cause in law, the liability for indirect, punitive or consequential damages including arising from interrupted operation, loss of profits, loss of information data, unless liability is mandatory by law, except for damages for violation of Art. 3.5.

Article 7—Miscellaneous

7.1
This Agreement becomes effective with its execution by both parties and shall terminate after all obligations stated hereunder have been completely fulfilled.

7.2
Sections 5, 6 and 7 shall survive any termination of this Agreement and remain in full effect.

7.3
This Agreement shall be construed in accordance with the substantive law in force in Switzerland without reference to other laws.

7.4
All disputes arising out of or in connection with this Agreement, including any question regarding its existence, validity or termination, shall be finally settled by arbitration under the Rules of Arbitration of the International Chamber of Commerce, Paris ("Rules") by three arbitrators in accordance with the said Rules. The seat of arbitration shall be Zurich, Switzerland. The procedural law of this place shall apply where the Rules are silent.

7.5
All changes and amendments to this Agreement must be in writing to be valid. This requirement of written form can only be waived in writing.

7.6
Should individual provisions of this Agreement be legally ineffective or unfeasible for legal reasons then, unless the basic intentions of the parties under this Agreement are substantially jeopardised, the validity of the remaining provisions of this Agreement shall not be affected thereby. In such a case the parties shall come to an agreement approximating as closely as possible the arrangement originally envisaged in this Agreement.

    In witness hereof, the parties hereto have caused this Agreement to be executed by their duly authorised representatives on the dates specified below.

NMI International Corporation	Infineon Technologies AG
By:	By:

Name:	Name:

Title:	Title:

Date:	Date:

By:

Name:

Title:

Date:

General Amendment of the Wafer Supply Agreement

Between

NeoMagic International Corporation, a Cayman Island company, with offices c/o Caledonian Bank & Trust Ltd., Ground Floor, Caledonian House, Mary Street, P.O. Box 1043, Georgetown, Grand Cayman, B.W.I (hereinafter "NMI" or "Buyer")

and

Infineon Technologies Aktiengesellschaft ("Infineon" or "Seller"), Federal Republic of Germany (former Siemens Aktiengesellschaft Semiconductor Group)

("General Amendment for future Products")

    NMI and Infineon have concluded the Wafer Supply Agreement dated March 15, 1999. ("Original Agreement")

    The Parties wish to amend the Original Agreement as follows, to provide for the design, development, fabrication, qualification and supply for future Products. Capitalized terms used in this Amendment and not otherwise defined shall have the same meanings herein as specified therefor in the Original Agreement.

0.  Definition

  "Shrink of an existing product" shall mean reduction of product cell size with a new technology in order to achieve smaller die size.

1.  Delivery-Commitments

  Paragraph 3.10 (a), page 7 is completely replaced by the following new paragraph:

  Infineon will deliver Wafers to the carrier for shipment, (i) within three (3) days plus the Fabrication Cycle Time from the date of purchase order for Prototype Production, and (ii) within one (1) week plus the Fabrication Cycle Time from the date of purchase order for Volume Production, unless NMI requests a longer period. Infineon will use reasonable efforts to distribute the manufacture of Wafers evenly throughout each month (i.e. start and complete Wafers linearly).

  The Parties agree that lots already started in the production line of Infineon can only be temporarily stopped by NMI if a mask change ("Redesign") is required and only for the period of time until this Redesign is done. The Parties will provide the changes necessary for the Redesign in a reasonable timeframe.

2.  NRE-payments

  The Parties agree that NMI will for each new future Product or Shrink of an existing Product pay a compensation for the Non Recurring Engineering Costs ("NRE's") to Infineon. NRE-payment(s) to Infineon are partial compensation for the development work of Infineon involved. These NRE-payments will be mutually agreed by the Parties for each new Product or Shrink of an existing Product before the joint development of a new Product or Shrink starts. Infineon agrees to support NMI with reasonable NRE pricing. Pricing is to be similar to the methodology established in Infineon's September 22, 2000 proposal to NMI adjusted for inflation. NMI will place a Purchase Order for NRE's prior to the start of the development work of Infineon involved.

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3.  New Products/Shrinks

3.1
Infineon agrees to support the future development and production of further new Products and /or Shrinks of existing Products as long as the total volume of new Products and/or Shrinks of existing Products is reasonable, as defined in Section 3.2, compared to the ordered amount. Parties hereby agree to add by mutual consent new Products and/or Shrinks of existing Products to the Wafer Supply Agreement. The exact terms and conditions will be agreed in product/shrink specific amendments to the existing Wafer Supply Agreement. Infineon will only give its consent to such amendments, if inter alia; a) the new Product and/or Shrink fits into Infineon's eDRAM technology roadmap; and b) if the new Product and/or Shrink be manufactured using Infineon's DRAM based embedded DRAM technologies; and c) if the Technical Information supplied by NMI are pure GDSII-interface-information or provided by Infineon according to Sec. 3.3.

3.2
Both parties agree that the minimum quantity of Forecast for one single Product or one single Shrink which may be acknowledged by Infineon and the minimum quantity of a firm purchase order to be accepted by Infineon is 75 Processed Wafers per week and per Product or per Shrink.

  As an exception, Infineon agrees to accept as the minimum quantity of 50 Processed Wafers per week and per Product or per Shrink for only one on-going product, NMI provided NMI accepts an average memory yield ten percent (10%) lower than the typical reference yield (high volume) for this Product or Shrink. Infineon understands that there will be new product introduction ramp ups that are below 75 processed wafers per week. Infineon agrees to support and deliver product for these ramp ups. NMI agrees to limit the ramp up phase to a reasonable period of time.

3.3
On NMI's request, Infineon hereby agrees to grant NMI the limited, royalty-bearing license to internally use Infineon's technical information (hereinafter "Infineon Modules") and to incorporate them into NMI's own Technical Information to be provided to Infineon in the course of the development of the Products. Infineon Modules will be supplied to NMI on his request.

  The royalties to be paid by NMI to Infineon shall be US $30 per Processed Wafer and shall be due within thirty (30) days after the date of invoice issued by Infineon. This royalty will only apply where Infineon utilizes an Artisan library at NMI's request. This cost is subject to re-negotiation in the event the cost to Infineon changes.

4.  Payment

  Paragraph 4.2, page 10 will be amended insofar that the Parties agree that invoices shall be paid within thirty (30) days after the date of invoice issued by Infineon, instead of 45 days after receipt.

5.  Cancellation

  Paragraph 3.9 (c), page 7 will be completed as follows: The Parties hereby agree on that this clause will not apply for Wafers ordered in prototype lots ("Prototype Production"). For the cancellation of product purchase orders or any portion thereof for Wafers ordered in prototype lots ("Prototype Production") one hundred percent (100%) cancellation charge of the price stated in the Purchase Order will be charged to NMI regardless of the status of the work in process for these wafers.

6.  Prototype Lots

  Paragraph 3.9 (i), page 6 shall be replaced as follows:

  A Prototype Production lot shall contain the number of Wafers specified in Exhibit B. NMI may order multiple Prototype Production lots of the same Wafer. The Parties agree that prototype lots already started in the production line of Infineon can only be temporarily stopped by NMI if a mask change (Redesign) is required and only for the period of time until this mask change

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  (Redesign) is done after successful first silicon review is complete. The Parties will provide the changes necessary for the redesign in a reasonable timeframe. During Prototype Production, Infineon will provide "VTH" and "gate".....

7.0 Term and Termination

  Paragraph 7.2, page 14: Both parties agree that this agreement will remain in force for a period of five years from the time the next product is released to production by NMI. All other terms related to paragraph 7.2 remain in force.

  Except as explicitly modified by this Amendment, all other Sections and Definitions of the Original Agreement shall remain in full force and effect. The Original Agreement, as modified by this contains the entire understanding between the parties hereto regarding the subject matter hereof, and supersedes all prior communications, understandings or agreements with respect to this subject matter.

    IN WITNESS WHEREOF, the Parties have executed this Amendment effective as of the last signature date below.

AGREED TO:

NeoMagic International Corporation		Infineon Technologies AG
By:		By:

Name:	Prakash Agarwal	Name:
Title:	President and CEO	Title:
Date:		Date:
NeoMagic International Corporation		Infineon Technologies AG
By:		By:

Name:	Stephen Lanza	Name:
Title:	Vice President and CFO	Title:
Date:		Date:
By:

Name:
Title:
Date:

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